NEUBERGER BERMAN INCOME FUNDS

Neuberger Berman Core Bond Fund
Neuberger Berman High Income Bond Fund
Neuberger Berman Municipal Intermediate Bond Fund
Neuberger Berman Municipal Money Fund
Neuberger Berman New York Municipal Money Fund
Neuberger Berman Short Duration Bond Fund
Neuberger Berman Strategic Income Fund

605 Third Avenue
New York, New York 10158-0180

December 30, 2009

Neuberger Berman Management LLC
605 Third Avenue, 2nd Floor
New York, New York 10158-0180

Dear Ladies and Gentlemen:

Neuberger Berman Core Bond Fund, Neuberger Berman High Income Bond Fund, Neuberger Berman Municipal Intermediate Bond Fund, Neuberger Berman Municipal Money Fund, Neuberger Berman New York Municipal Money Fund, Neuberger Berman Short Duration Bond Fund and Neuberger Berman Strategic Income Fund (each a “Fund”) are each a series of Neuberger Berman Income Funds, a Delaware statutory trust (“Trust”).

You hereby agree until the date noted on Schedule A (“Limitation Period”), to forgo current payment of fees and/or reimburse annual operating expenses of each Fund’s respective Class noted on Schedule A (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, if any, of each Fund) (“Operating Expenses”), so that the Operating Expenses of each Fund’s respective Class are limited to the rate per annum, as noted on Schedule A, of that Class’ average daily net assets (“Expense Limitation”).

Each Fund agrees to repay you out of assets attributable to its respective Class noted on Schedule A for any fees forgone by you under the Expense Limitation or any Operating Expenses you reimburse in excess of the Expense Limitation, provided the repayments do not cause that Class’ total operating expenses (exclusive of interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, if any) to exceed the respective annual rate of average daily net assets as noted on Schedule A and the repayments are made within three years after the year in which you incurred the expense.

You understand that you shall look only to the assets attributable to the respective Class of the applicable Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust or class of the applicable Fund, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this Agreement shall be in writing signed by the parties hereto. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

NEUBERGER BERMAN INCOME FUNDS,
on behalf of
NEUBERGER BERMAN CORE BOND FUND, NEUBERGER
BERMAN HIGH INCOME BOND FUND, NEUBERGER
BERMAN MUNICIPAL INTERMEDIATE BOND FUND,
NEUBERGER BERMAN MUNICIPAL MONEY FUND,
NEUBERGER BERMAN NEW YORK MUNICIPAL MONEY
FUND, NEUBERGER BERMAN SHORT DURATION BOND
FUND AND NEUBERGER BERMAN STRATEGIC INCOME
FUND

By:	/s/ Robert Conti

Title:	President and Chief Executive Officer

The foregoing Agreement is hereby accepted as of December 30, 2009

NEUBERGER BERMAN MANAGEMENT LLC

By:	/s/ Robert Conti

Title:	President and Chief Executive Officer

SCHEDULE A

Fund	Class	Limitation Period	Expense Limitation

Neuberger Berman Core Bond Fund	Class A	10/31/2020	0.85%
	Class C	10/31/2020	1.60%
	Institutional	10/31/2020	0.45%
	Investor	10/31/2020	0.85%
Neuberger Berman High Income Bond Fund	Institutional	10/31/2013	0.75%
	Investor	10/31/2013	1.00%
Neuberger Berman Municipal Intermediate Bond Fund	Investor	10/31/2013	0.65%
Neuberger Berman Municipal Money Fund	Investor	10/31/2013	0.59%
Neuberger Berman New York Municipal Money Fund	Investor	10/31/2013	0.59%
Neuberger Berman Short Duration Bond Fund	Institutional	10/31/2013	0.45%
	Investor	10/31/2013	0.70%
	Trust	10/31/2013	0.80%
Neuberger Berman Strategic Income Fund	Class A	10/31/2020	1.15%
	Class C	10/31/2020	1.85%
	Institutional	10/31/2020	0.75%
	Trust	10/31/2013	1.10%